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                                                                    EXHIBIT 99.3

                          PENNZOIL-QUAKER STATE COMPANY
                           SAVINGS AND INVESTMENT PLAN

               (As Amended and Restated Effective January 1, 2001)

                                 First Amendment

         Pennzoil-Quaker State Company, a Delaware corporation (the "Company"), having adopted the Pennzoil-Quaker State Company Savings and Investment Plan, effective January 1, 1999 (the "Plan"), having amended and restated the Plan effective January 1, 2001 and having reserved the right to amend the Plan under
Section 10.04 of the Plan, does hereby amend the Plan, effective as herein provided. A number of the provisions of this First Amendment (the "Amendment") are adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). This Amendment is intended as good faith compliance with the requirements of EGTRRA and the guidance issued thereunder. This Amendment shall supercede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

         1. Article I of the Plan is hereby amended, effective January 1, 2002, by amending the first sentence in the second paragraph of the definition of Compensation to read as follows:

     "The annual compensation of each participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code."

         2. Subparagraph (b) of Section 4.1 of the Plan is hereby eliminated in its entirety and subparagraph (a) is hereby amended in its entirety to read as follows:

     "Each eligible Employee who elects to make Pre-Tax Contributions for a Plan Year shall initially elect to defer a portion of his salary in whole percentages of not less than 1% and not more than 25% of his Compensation, provided, however, that Pre-Tax Contributions under this Section 4.1 shall not total more than

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     $11,000 per Plan Year (as adjusted upward by the Secretary of the Treasury to reflect increases in the cost-of-living). No Member shall be permitted to make Pre-Tax Contributions under this Plan or any other Plan of the Company during any Plan Year, in excess of the dollar limitation contained in Section 402(g) of the Code in effect for such Plan Year, except to the extent permitted under paragraph 4 of this Amendment (the new Section 4.3 of the Plan) and Section 414(v) of the Code, if applicable.

         3. Section 4.2 of the Plan is hereby amended, effective January 1, 2002, by adding a paragraph thereto to read as follows:

     "It is the intent of the Plan that the foregoing provisions of this Section
     4.2 and the other features of the Plan satisfy the 'safe harbor' requirements of Code Section 401(k)(12) and 401(m)(11) and the Plan shall be interpreted and applied in accordance with such intent."

         4. Article IV of the Plan is hereby amended, effective January 1, 2002, by adding a new section 4.3 to read as follows and by renumbering the subsequent sections accordingly:

     "Section 4.3 Catch-Up Contributions. All Members who are eligible to make Pre-Tax Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416
     of the Code, as applicable, by reason of the making of such catch-up contributions.

     No Member shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in section 402(g) of the Code in effect for such taxable year, except to the extent permitted under this Section and Section 414(v) of the Code, if applicable."

         5. Subparts A and B in Section 5.3III(4) are hereby amended, effective January 1, 2002, to read as follows:

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     "Maximum Permissible Amount. Except to the extent permitted under paragraph
     4 of this Amendment and Section 414(v) of the Code, if applicable, the Maximum Permissible Amount with respect to any Member shall be the lesser of:

         (A)   $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code, or

         (B) 100 percent of the participant's compensation within the meaning of Section 415(c)(3) of the Code, for the limitation year.

         6. The first sentence of Section 6.2 of the Plan is hereby amended in its entirety effective January 1, 2002 to read as follows:

     "Each Member who has been a Member of the Plan for five years may withdraw up to 100% of the amount held in his Employer Contribution Account prior to January 1, 2002 as of the next preceding Valuation Date by giving notice (in such manner as prescribed by the Committee) to the Committee."

         7. The third sentence of Section 6.5 of the Plan is hereby amended in its entirety, effective January 1, 2002, to read as follows:

     "A member must first withdraw any available amount credited to his After-Tax Contribution Account, Prior Plan Account, Employer Contribution Account prior to January 1, 2002 and Rollover Account in order to be permitted to make a hardship withdrawal from his Pre-Tax Contribution Account and must have taken all distributions and loans otherwise available under this Plan and all employee plans maintained by the Member's Employer."

         8. Section 6.5 of the Plan is hereby amended, effective January 1, 2002, by adding a paragraph thereto to read as follows:

     "Notwithstanding anything herein to the contrary, a Member who receives a distribution of Pre-Tax Contributions after December 31, 2001, on account of hardship shall be prohibited from making Pre-Tax Contributions under this and all other plans of the Company for 6 months after receipt of the distribution."

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         9. Section 7.4(a) of the Plan is hereby amended, effective January 1,
2002, by adding a paragraph thereto to read as follows:

     "Notwithstanding anything herein to the contrary, a Member will be 100% vested in all contributions contributed to his Employer Contribution Account on and after January 1, 2002."

         10. Article VII of the Plan is hereby amended by adding a Section 7.6 in its entirety, effective January 1, 2002, to read as follows:

     "7.6 In-Service Distributions: A Member's Employer Contribution Account, Pre-Tax Contribution Account, After-Tax Contribution Account, Prior Plan Account and Rollover Account and earnings attributable to those Accounts shall be distributed on account of the Member's severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions other than provisions that require a separation from service before amounts may be distributed."

         11. Section 8.1(d)(ii) of the Plan is hereby amended, effective January 1, 2002, by adding the following paragraphs thereto:

     "For purposes of the direct rollover provisions in this section of the Plan, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

     For purposes of the direct rollover provisions in this section of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

     For purposes of the direct rollover provisions of this section of the Plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or

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     403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible."

         12. The first paragraph of Section 9.2 of the Plan is hereby amended, effective June 30, 2002, by replacing the last sentence therein with the following:

     "Notwithstanding anything herein to the contrary, effective June 30, 2002 the Investment Funds maintained under the Plan shall no longer include the Newmont Mining Corporation Stock Fund and the Devon Stock Fund and any Member with assets invested in such funds shall elect to either withdraw the assets, if vested, in such funds or transfer the assets to other Investment Funds as provided in Section 9.3 of the Plan."

         13. The last paragraph of Section 9.3 is hereby amended in its entirety to read as follows:

     "Each Member may direct that all or a part of his vested Employer Contribution Account consisting of full shares of common stock of the Company be liquidated and the proceeds invested among the various Investment Funds as provided in this Section 9.3 upon meeting any of the following criteria:

     (a) Attainment of age 55.

     (b) With respect to contributions to the Member's Employer Contribution Account prior to January 1, 2002, upon the vesting of such contributions.

     (c) With respect to contributions to the Member's Employer Contribution Account, on or after the January 1 following the first year anniversary of the date on which such contributions are contributed to the Member's Employer Contribution Account."

         14. Article XII of the Plan is hereby amended, effective January 1, 2002, by adding a Section 12.8 thereto to read as follows:

     "12.8 Modification of Top-Heavy Rules. The top-heaving requirements of Code
     Section 416 and this Article XII of the Plan shall not apply in any year beginning after December 31, 2001, in which the Plan consists solely of a cash or deferred arrangement which meets the requirements of Code Section 401(k)(12) and Employer Matching Contributions with respect to which the requirements of Code Section 401(m)(11) are met."

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         15. Section 13.10 of the Plan is hereby amended, effective January 1,
2002, by adding a sentence thereto to read as follows:

     "The multiple use test described in Treasury Regulation Section 1.401(m)-2 and in the Section of the Plan shall not apply for Plan Years beginning after December 31, 2001."

         16. Article XIII of the Plan is hereby amended, effective January 1, 2002, by adding a Section 13.11 thereto to read as follows:

     "13.11 Testing Not Necessary. It shall be unnecessary to apply the testing rules of this Article XIII for any Plan Year in which the Plan meets the 'safe harbor' requirements of Code Sections 401(k)(12) and 401(m)(11)."

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         IN WITNESS WHEREOF, Pennzoil-Quaker State Company has caused these documents to be executed by its duly authorized officer in a number of copies, each of which shall be deemed an original but all of which shall constitute but one and the same instrument which may be sufficiently evidenced by any executed copy hereof, this 21st day of November, 2001, but effective as herein provided.

                                       PENNZOIL-QUAKER STATE COMPANY

                                       By /s/ RAYMOND T. FISCHER
                                          --------------------------
                                          Raymond T. Fischer
                                          Agent and Attorney-in-fact

Attest:

/s/ LINDA F. CONDIT
-------------------
Secretary

[SEAL]

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